EXHIBIT 5.1

[COOLEY GODWARD LLP LETTERHEAD]




March 23, 1998

The Titan Corporation
3033 Science Park Road
San Diego, CA  92121-1199

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by The Titan Corporation (the "Company") of a Post-Effective Amendment on Form S-8 to the Form S-4 Registration Statement (File No. 333-45719) (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of up to 441,020 shares of the Company's Common Stock, par value $.01 (the "Shares"), for issuance upon exercise of options granted under the DBA Systems, Inc. 1992 Employee Incentive Stock Plan and the DBA Systems, Inc. 1993 Directors' Stock Option Plan (collectively, the "Plans") and options granted outside of the Plans (the "Non-Plan Options"). The options granted under the Plans and the Non-Plan Options are hereinafter collectively referred to as the "Options."

In connection with this opinion, we have examined and relied upon the Registration Statement, the Plans, the Options, the Company's Amended and Restated Articles of Incorporation and Bylaws, and the originals, or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Registration Statement and the Plans and/or the Options, as the case may be, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD LLP

By:/s/ M. Wainwright Fishburn. Jr.
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       M. Wainwright Fishburn. Jr.